Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

First Busey Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Preferred Stock, $0.001 par value per share, of First Busey Corporation (the “Corporation”) be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
4. Signature: (required)

X /s/ Van A. Dukeman
Signature of Officer
President and CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation
This form must be accompanied by appropriate fees.	Revised: 7-1-08

EXHIBIT A

TO THE

CERTIFICATE OF DESIGNATION

SERIES B CONVERTIBLE CUMULATIVE PREFERRED STOCK

OF

FIRST BUSEY CORPORATION

Pursuant to the authority vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having $0.001 par value per share, with a liquidation amount of $100,000.00 per share, which shall be designated as Series B Convertible Cumulative Preferred Stock (the “Series B Preferred Stock”) consisting of 318.6225 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

SERIES B CONVERTIBLE CUMULATIVE
PREFERRED STOCK

Section I.               Dividend Rights

(a)         From and after the date on which shares of the Series B Preferred Stock are first issued, holders of the Series B Preferred Stock (the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, cumulative dividends in the amount determined as set forth in Section I(b), and no more.

(b)         Commencing with the date of issuance, cumulative cash dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on March 15, June 15, September 15 and December 15 of each year, or, if any such day is not a Business Day, the next Business Day, and on the Conversion Date (each, a “Dividend Payment Date”) for each outstanding share of Series B Preferred Stock, payable at an annual rate on the liquidation amount of $100,000 equal to 9.00% per annum.  Dividends payable pursuant to this Section I(b), will be computed on the basis of actual days in any period, and upon a three hundred and sixty (360) day year consisting of twelve (12) months of thirty (30) days each.  “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Illinois generally are authorized or required by law or other governmental actions to close.

The cash dividends on the Series B Preferred Stock payable pursuant to Section I(a) are cumulative.  Such dividends shall begin to accrue and be cumulative from the date of issuance, shall compound on each subsequent Dividend Payment Date and shall be payable in arrears on each Dividend Payment Date, commencing on the first such Dividend Payment Date.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.  The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a

“Dividend Period”; provided that the initial Dividend Period shall be the period from and including the date of original issuance to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Series B Preferred Stock on any Dividend Payment Date will be payable to Holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) when, as and if  declared by the Board of Directors on the date set by the Board of Directors for payment on Series B Preferred Stock as specified in this Section I (subject to the other provisions of the Certificate of Designation).

(c)         So long as any shares of the Series B Preferred Stock are outstanding, the Corporation may not, at any time: (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Stock (as defined in Section II) of the Corporation; or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Stock (as defined in Section II) of the Corporation (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of the Series B Preferred Stock and such Parity Stock) unless in each case full dividends as provided in Section I(a) on all outstanding shares of the Series B Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (i) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock of the Corporation, (ii) redemptions or purchases of any rights pursuant to a stockholder rights plan or by conversion or exchange of Junior Stock for or into other Junior Stock, or of Parity Stock for or into other Parity Stock or Junior Stock of the Corporation, (iii) purchases by the Corporation or its affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (iv) acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding).  When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any dividend period on the Series B Preferred Stock and any Parity Stock, dividends declared on the Series B Preferred Stock and Parity Stock (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior dividend periods) and such Parity Stock bear to each other.

(d)         No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series B Preferred Stock or on such Parity Stock that may be in arrears.

(e)         If the Board of Directors determines not to declare any dividend or pay a full dividend previously declared with respect to a Dividend Period, the Corporation will provide written notice to the Holders prior to such date.

Section II.             Ranking

(a)         The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation:

(i)            rank senior and prior to Common Stock (including, if applicable and to the fullest extent permitted by law, any preferred stock purchase or similar rights issued with respect thereto pursuant to a stockholder rights plan) of the Corporation, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series B Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities, including the Common Stock, and options, warrants or rights to subscribe for or purchase shares of Common Stock or such other equity securities, are collectively referred to herein as the “Junior Stock”);

(ii)           rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series B Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Parity Stock”); and

(iii)          rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Stock”).

(b)         Shares of the Corporation’s series of preferred stock having $0.001 par value per share, with a liquidation preference of $1,000.00 per share, designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”), shall be considered Parity Stock.

Section III.           Mandatory Conversion

(a)         The initial conversion price as of the date of original issuance of the Series B Preferred Stock is $4.25 (subject to adjustment from time to time as provided in Section III(d)) (the “Conversion Price”).

(b)         Upon the terms and in the manner set forth in this Section III and subject to the provisions for adjustment contained herein, on the third (3rd) Business Day following the date on which the Stockholder Approval (as such term is defined below) is received (the “Conversion Date”), each share of the Series B Preferred Stock will automatically convert into the right to receive:  (i) a number of fully-paid and non-assessable shares of Common Stock of the Corporation equal to (A) $100,000.00 per share divided by (B) the Conversion Price; and (ii) cash in an amount equal to any accrued and unpaid dividends, whether or not declared, for any completed Dividend Payment Period, if any, and for the Dividend Payment Period in which the conversion occurs.  “Stockholder Approval” shall mean the approval of the conversion terms of the Series B Preferred Stock by a majority of the total votes cast on the proposal, whether presented at a special or annual meeting of stockholders of the Corporation.

(c)         Within two (2) Business Days following receipt of Stockholder Approval, the Corporation shall provide notice of the conversion to each Holder stating the Conversion Date, the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series B Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock.  As promptly as practicable following the Conversion Date, (i) the Corporation shall issue and deliver, in exchange for the certificates representing the shares of Series B Preferred Stock held by such Holder, to each Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and, as provided in Section III(f) hereof, a check for cash with respect to any fractional interest in a share of Common Stock in an amount determined by multiplying (A) the amount of such fraction by (B) the Conversion Price; and (ii) deliver a check for cash with respect to the accrued and unpaid dividends to which such Holder is entitled.  The Holder shall be deemed to have become a stockholder of record of Common Stock on the Conversion Date.  Immediately upon conversion, the rights of the Holders as such with respect to the shares so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series B Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

(d)         If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Corporation’s Common Stock, the Conversion Price will be adjusted based on the following formula:

CR 1 = CR 0 × (OS 0 / OS 1)

where:

CR 0 = the Conversion Price in effect immediately prior to the adjustment relating to such event.

CR 1 = the new Conversion Price in effect immediately after the adjustment relating to such event.

OS 0 = the number of shares of Common Stock outstanding immediately prior to such event.

OS 1 = the number of shares of Common Stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph will become effective on the date that is immediately after: (i) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution; or (ii) the date on which such split or combination becomes effective, as applicable.  If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(e)         If the Corporation, at any time or from time to time after the date of original issuance of the Series B Preferred Stock, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in non-voting securities or other property of the Corporation other than shares of Common Stock or cash, then in each such event provision shall be made so that the Holders of the outstanding shares of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or such other property (or the value of such other property) that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had such Holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under this Certificate of Designation with respect to the rights of the Holders of the outstanding shares of Series B Preferred Stock; provided, further, however, that no such adjustment shall be made if the Holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(f)          No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock.  If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(g)         Following the receipt of Stockholder Approval, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding.

(h)         All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(i)          Upon conversion of any shares of the Series B Preferred Stock, the Holder thereof shall not be entitled to receive any unpaid dividends in respect of the shares so converted; provided that such Holder shall be entitled to receive any dividends on such shares of the Series B Preferred Stock declared prior to such conversion if such Holder held such shares on the record date fixed for the determination of Holders entitled to receive payment of such dividend.

(j)          In the event: (i) the Corporation declares a dividend (or any other distribution) on its Common Stock; (ii) the Corporation authorizes the granting to the holders of all or substantially all of its Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (iii) of any reclassification or reorganization of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any of the Corporation’s stockholders is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; (iv) of a tender offer or exchange offer made by the Corporation or any of its subsidiaries for any portion of the Corporation’s Common Stock; or (v) of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each Holder as such Holder appears in the records of the Corporation, as promptly as practicable but in any event at least ten (10) days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up.  Notice as provided for above need not be provided by mail if the required information is included in a public filing made by the Corporation with the U.S. Securities and Exchange Commission on or prior to the commencement of the ten (10) day period referenced above.

(k)         Conversion Limit.

(i)              Notwithstanding anything to the contrary contained herein, if, as of the Conversion Date for a share of Series B Preferred Stock, the Holder thereof (together with its BHC Affiliated Persons (as defined below)) owns or controls, or is deemed for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the Change in Bank Control Act, amended (together with the BHC Act, the “Control Regulations”), to own or control, or would own or control or be deemed to own or control upon conversion, more than 9.9% of the total outstanding number of any class of Voting Securities (as defined below) of the Corporation (the “Conversion Limit”) and such Holder has not obtained the necessary regulatory approvals to own or control Voting Securities in excess of the Conversion Limit, such shares of Series B Preferred Stock owned by such Holder shall not be converted on such Conversion Date to the extent such conversion would result in such Holder and its BHC Affiliated Persons owning or controlling or being deemed for purposes of the Control Regulations to own or control Voting Securities of the Corporation in excess of the Conversion Limit (for the avoidance of doubt, thereby permitting conversion of shares up to but not exceeding the Conversion Limit).  In calculating the Conversion Limit for any Holder on any Conversion Date, the total number of outstanding Voting Securities shall include all Voting Securities to be issued in connection with conversion of Series B Preferred Stock on such date, and the amount of Voting Securities owned by such Holder and its BHC Affiliated Persons shall be determined without giving effect to any reduction in the percentage of any class of such Voting Securities owned or controlled by such Holder and its BHC Affiliated Persons on the date on which such Holder first acquires shares of Series B Preferred Stock resulting from any transfer of such Voting Securities to an unaffiliated third party after the date on which such Holder first acquires shares of Series B Preferred Stock.

(ii)             Any shares of Series B Preferred Stock that are not converted on the Conversion Date due to the Conversion Limit shall be mandatorily converted immediately following a transfer of such shares of Series B Preferred Stock to a Permitted Transferee (as defined below) that is not a BHC Affiliated Person of the transferor.  Shares of Series B Preferred Stock may be transferred, and the Corporation shall recognize such transfer, solely where such transfer is made (A) to a transferee that is a BHC Affiliated Person of the transferor, (B) to the Corporation, (C) to a transferee in a widespread public distribution, (D) to a transferee that holds or controls more than 50% of any class of Voting Securities of the Corporation (not including such shares of Series B Preferred Stock or shares of Voting Securities of the Corporation that the transferor or any BHC Affiliated Person of the transferor is proposing to transfer to such transferee), or (E) to a transferee in one or more transactions in which no transferee (or group of transferees whose ownership of the Corporation’s securities must be aggregated for purposes of the Control Regulations) receives ownership or control of such securities for applicable bank regulatory purposes representing 2% or more of any class of the Corporation’s Voting Securities (each, a “Permitted Transferee”).

(iii)          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(iv)            “BHC Affiliated Person” means, with respect to any Person, its Affiliates, which for purposes of this definition include all “affiliates” as defined in the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve.

(iv)            “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(v)             Voting Securities” has the meaning set forth in the BHC Act and any rules or regulations promulgated thereunder.

Section IV.            Voting

(a)         Except as otherwise required by law or the Corporation’s Amended and Restated Articles of Incorporation, Holders of the Preferred Stock are not entitled to any voting rights.

(b)         Whenever the approval or other action of Holders voting as a separate class is required by applicable law or by the Corporation’s Amended and Restated Articles of Incorporation, each share of the Series B Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the provisions of this Section IV.

(c)         Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a class, shall be required to amend the Amended and Restated Articles of Incorporation of the Corporation (whether by means of merger, consolidation or otherwise) to authorize the issuance of, or create, any class or series of Senior Stock, reclassify the Series B Preferred Stock (other than as may be incident to a Reorganization Event (as defined in Section VI(a)) which does not require a class vote under Section IV(d)) or to alter or abolish the liquidation preferences or any other preferential right of the Series B Preferred Stock, or otherwise to alter this Certificate of Designation or the terms of the Series B Preferred Stock in a manner adverse to the Holders.

(d)         Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a class, may and shall be required to approve any liquidation, dissolution or winding up of the Corporation or any merger or consolidation of the Corporation with or into any other entity; provided, however, no such approval is required if (i) the Corporation is the surviving entity in such merger or consolidation and the Series B Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series B Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such person, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Section V.             Liquidation

(a)         In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, Holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series B Preferred Stock as to such distribution, payment in full in an amount equal to the greater of (i) the sum of (A) $100,000 per share and (B) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment  and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series B Preferred Stock were converted to Common Stock (assuming receipt of the Stockholder Approval) immediately before such liquidation, dissolution, or winding up (such greater amount, the “Liquidation Preference”).

(b)         If in any distribution described in Section V(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect to any Parity Stock, Holders of Series B Preferred Stock and the holders of such

Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)         If the Liquidation Preference has been paid in full to all Holders of Series B Preferred Stock and the corresponding amounts payable with respect to any Parity Stock has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)         For purposes of this Section IV, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(e)         In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within three (3) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any stockholders’ meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series B Preferred Stock initial written notice of the proposed action.  Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof.  If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of shares of Series B Preferred Stock of such material change.  The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later, provided that any such thirty (30) day or ten (10) day period may be shortened upon the written consent of the Holders of all of the outstanding shares of Series B Preferred Stock.

(f)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the Holders.  The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each Holder of shares of Series B Preferred Stock of the appraiser’s valuation.

Section VI.            Adjustments For Reorganization Events

(a)         Upon the occurrence of a Reorganization Event (as defined herein), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a Holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible (assuming that Conversion Date had occurred) immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”).  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section III hereof (and any subsection thereto) shall be determined based upon the Exchange Property delivered in respect of each share of Common Stock and the number of shares of Common Stock that would be received upon conversion of the Series B Preferred Stock but for the provisions of this Section VI. The Holders shall not have any separate class vote on any Reorganization Event, except as provided in Section IV(d) hereof.  A “Reorganization Event” shall mean:

(i)            any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another person;

(ii)           any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;

(iii)          any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)          any statutory exchange of the Corporation’s securities for those of another person (other than in connection with a merger or acquisition).

(b)         In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Holders shall likewise be allowed to make such an election.  On each Conversion Date following a Reorganization Event, the Conversion Price then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above.

(c)         The Corporation (or any successor) shall, within ten (10) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section VI.

(d)         The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section VI.

Section VII.           Reports as to Adjustments

Whenever the Conversion Price or number of shares of Common Stock into which the shares of the Series B Preferred Stock are convertible is adjusted as provided in Section III, the Corporation shall promptly compute such adjustment and furnish to the Common Stock

Conversion Agent (as defined in Section XV) and the Holders a certificate, signed by a principal financial officer of the Corporation, setting forth the new Conversion Price and the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

Section VIII.         Exclusion of Other Rights

Except as specified in this Certificate of Designation or as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as such Certificate of Designation may be amended from time to time) and in the Amended and Restated Articles of Incorporation.  The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

Section IX.            Severability of Provisions

If any voting powers, preferences or relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section X.             Reissuance of Series B Preferred Stock

Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the state of Nevada) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any other series of preferred stock of the Corporation.

Section XI.            Mutilated or Missing Series B Preferred Stock Certificates

If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Common Stock Conversion Agent.

Section XII.           Determinations

The Corporation shall be solely responsible for making all calculations called for hereunder.  Such calculations include, but are not limited to, the calculations under Section III hereof.  The Corporation covenants to make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all Holders of shares of the Series B Preferred Stock.  The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors shall be final and conclusive unless clearly inconsistent with the intent hereof.

Section XIII.         Redemption

Subject to any necessary regulatory approvals, on or after the third (3rd) anniversary of the date on which shares of Series B Preferred Stock are originally issued, the Corporation shall have the right to call and redeem, in whole or in part, at any time and from time to time, the shares of Series B Preferred Stock then outstanding at a price per share equal to the greater of (i) 125.0% of the sum of (A) $100,000 per share and (B) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series B Preferred Stock would be convertible on the Trading Day (as defined below) immediately prior to the date fixed for redemption (assuming receipt of Stockholder Approval) multiplied by (B) the Closing Price (as defined below) of Common Stock on such Trading Day; provided that in no event shall such redemption price exceed the amount determined in accordance with clause (i) above when replacing 125.0% with 150.0%.

“Trading Day” means a day on which the shares of Common Stock: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Global Select Market on such date. If the Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designation, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Global Select Market shall govern.

Section XIV.         Notices

All notices, requests and other communications to the Holder of Series B Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation.  A Holder of the outstanding share of Series B Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.  Notice shall be deemed given on the earlier of the date received or three (3) Business Days after the date such notice is mailed by first-class mail, postage prepaid.

Section XV.          Common Stock Conversion Agent

The duly appointed Common Stock conversion agent for the Series B Preferred Stock (the “Common Stock Conversion Agent”) shall be appointed at the discretion of the Corporation.  The Common Stock Conversion Agent shall also act as registrar, redemption, conversion, transfer and dividend disbursing agent for the Series B Preferred Stock.  The Corporation may, in its sole discretion, remove the Common Stock Conversion Agent in accordance with the agreement between the Corporation and the Common Stock Conversion Agent; provided that the Corporation shall appoint a successor agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such appointment or removal, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.  The Corporation shall initially serve as the Common Stock Conversion Agent.